Exhibit 16.1




January 2, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K of Meditech Pharmaceuticals, Inc. for the event that occured on January 2, 2003, and are in agreement with the statements contained therein insofar as they relate to our firm.



                                        CORBIN & WERTZ
                                        Irvine, California